Exhibit 99.1

For Immediate Release
Citigroup Inc. (NYSE: C)
December 16, 2016

Deborah C. Wright Elected to Citi’s Board of Directors

NEW YORK — Citi’s Board of Directors today announced that it has elected Deborah C. Wright as a new independent director, with her service commencing January 1, 2017. From 1999 to 2014, Ms. Wright served as President and Chief Executive Officer of Carver Bancorp Inc. and Carver Federal Savings Bank (“Carver”), which is a federally chartered savings bank and the nation's largest publicly-traded African-American led bank. Her responsibilities expanded to include Chairman of Carver in 2005, and she retained that role following her 2014 retirement as President and CEO through the end of 2016.

“Deborah led Carver Bank through the economic crisis that severely impacted community banks and it went on to earn a reputation as one of the most successful African-American led banking institutions in the country,” said Citi Chairman Michael E. O’Neill. “Citi will benefit from Deborah’s very successful business experience as well as her expertise in issues that are important to our firm such as expanding housing and economic opportunities in communities, where she has experience at the municipal, state and federal levels.”

Prior to joining Carver, Ms. Wright served as President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation, which spurred redevelopment in Harlem. Previously, she was Commissioner of the Department of Housing, Preservation and Development, where she funded development of 21,000 affordable housing units and managed 43,000 residential properties. She previously held roles with the New York City Housing Authority Board and the Partnership for New York. Ms. Wright began her career in 1984 as an Associate for Corporate Finance at First Boston Corporation.

Ms. Wright serves on the public boards of Time Warner Inc. and Voya Financial, Inc. From 2001-2011, she served on the Board of Directors for Kraft Foods, Inc. She was most recently a Senior Fellow for Economic Opportunity Issues at the Ford Foundation.

###

Citi, the leading global bank, has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, transaction services, and wealth management.

Additional information may be found at www.citigroup.com | Twitter: @Citi | YouTube: www.youtube.com/citi | Blog: http://blog.citigroup.com | Facebook: www.facebook.com/citi | LinkedIn: www.linkedin.com/company/citi

Contacts

Media:	Jennifer Lowney	(212) 793-3141
Investors:	Susan Kendall	(212) 559-2718
Fixed Income Investors:	Thomas Rogers	(212) 559-5091